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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Range Resources Corporation

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Range is once again asking our stockholders to examine all the facts surrounding our proxy proposal for 950,000 more shares to be authorized under our 2005 Equity Based Compensation Plan. Glass Lewis & Co. has recommended FOR the proposal but ISS has recommended AGAINST the proposal. Range believes that the ISS analysis has both significant factual and analytical errors. Our rebuttal to the ISS analysis is contained in the attached memorandum.
Range believes that it is important to talk directly to our stockholders who have benefited from the 900+% increase in our common stock price over the last five years. That performance was possible due to the performance of our people. A key to the retention and attraction of top notch professionals is our equity compensation under the 2005 Plan. This Plan works for the stockholders. The SARs granted under the 2005 Plan are only as valuable as our employees increase the value of the common stock for everyone’s benefit.
An adequate supply of authorized shares under the Plan is key for the Compensation Committee to continue a long term equity award program to incentivize all our employees. It is important for our stockholders to give that vote of confidence to our employees and our future performance by passing the proposal to add additional shares to the plan. The stockholders should pass the proposal because it makes business sense, it is cost effective and it accomplishes its objective.
Please consider the points covered in the memorandum. We believe the ISS analysis significantly misrepresents the cost of the plan, distorts comparisons to other companies and fails to use the actual amounts to calculate the potential dilution to stockholders.
All the votes have to be in by Tuesday, May 22nd. We appreciate your consideration of this matter. From an operational standpoint, it appears that gas prices are increasing and, as announced in the press release today, the Equitable transaction at Nora has closed.
If you have any concerns or questions, please email me or call 817.870.2601.
Rodney L. Waller
Senior Vice President
Chief Compliance Officer and
Corporate Secretary

TO:	Range Stockholders

FROM:	Rodney L. Waller on behalf of the Company

DATE:	May 18, 2007

RE:	Range Resources Proxy Proposals for 2007

Summary
Institutional Shareholder Services has issued their recommendations for Range Resources’ 2007 Proxy proposals. ISS recommended that their clients vote for all the proposals except for Proposal 2 where the Company is requesting authorization for 950,000 additional shares for the 2005 Equity Based Compensation Plan. Glass Lewis & Co. after evaluating the Range proposals recommended their clients approve all the proposals. Glass Lewis tends to look at peer groups and actual results rather than theoretical sector or industry models. Given the short period of time to give you a different perspective as to the ISS recommendations, I have resorted to this memorandum. I am attempting to contact all of our stockholders to make sure that they are aware of the facts so that each stockholder can make an informed decision in voting its shares at the annual meeting. I apologize for the length but absent a one-on-one discussion, I wanted to provide you a complete discussion of the facts. This can be a difficult analysis. Range simply wants the analysis, when completed, to be logical and representative of the practices used by Range.
The basis cited by ISS for their negative recommendation was that the Company’s three-year “burn rate” was higher than ISS’s acceptable level of 2.29% and that the estimated Shareholder Value Transfer for the plan was 7%, which is higher than ISS’s allowable cap of 6%. The “burn rate” calculation has been an issue for the last two years, and ISS recommended against the approval of the 2005 Equity Based Compensation Plan and the additional shares for the 2005 Equity Plan in 2006. Most of our institutional investors upon examination of the issues, voted in favor of both proposals in 2005 (85%) and 2006 (53%) contrary to ISS’s recommendation.
We are again asking our institutional investors to re-examine the facts surrounding this issue and vote in favor of Proposal 2 for the additional 950,000 shares for the 2005 Equity Plan.
Fundamental Differences with ISS Methodology
Fundamentally, the Company has two major differences of opinion from the ISS methodology. The first is a different perspective as to the nature of the 2005 Equity-Based Compensation Plan and how it should be viewed by stockholders.
•	Range’s practice since adoption of the plan has been to issue stock-settled SARs to reduce dilution to our stockholders. Range believes that equity compensation is critical to attracting and retaining a first class organization. We believe the facts show this to be true but we want to reduce as much as possible the dilution to existing shareholders. The Plan allows the Compensation Committee the flexibility to structure various equity awards, although the Company has only issued stock-settled SARs since its adoption in 2005. We sacrificed the favorable tax treatment of ISOs for our employees in order to reduce the dilution to the stockholders.

•	ISS views the flexibility to be a threat to the stockholders and therefore in their valuation of the “cost” to the stockholders consider all possible future awards to be Restricted Stock Awards which would be the most expensive form of equity awards under the Plan. The Company has never issued a Restricted Stock Award under the Plan since the Plan was in existence. ISS acknowledges Range’s superior performance in the stock market but does not believe that superior performing companies can be trusted to administer their compensation practices in a similar superior manner.

•	Even using the most expensive valuation for the “cost” of the stockholders, the ISS computation shows a 7% cost compared to their 6% cap. We have pointed out to ISS two fundamental differences with their computation, which if changed, would actually put Range within their 6% cap tolerance. We will discuss those two specific differences later.
The second fundamental difference is how to value the cost of SARs as opposed to options. ISS values stock-settled SARs the same as stock options even though the actual cost to the stockholders are dramatically less. This impacts ISS’s calculation of the “cost” of the program (Shareholder Value Transfer) and the burn rate. Both types of awards are performance based, meaning that the underlying common stock has to increase in price for the award to have any value. These equity awards align the interests of employees receiving awards with those of the stockholders since the employees are incentivized by the award, which is a simple “pay for performance” award.
•	When a stock option is issued, in order to capture the appreciation, the total number of shares under the grant has to be issued; thereby creating the maximum dilution to stockholders even if the appreciation being captured is nominal.

•	When a SAR is issued, the appreciation over the grant price is paid in stock at the rate of the appreciated value of the common stock in excess of the grant price. This delivers a significantly lower dilution to stockholders while capturing the appreciation for the employee. Range has gone one step further and settled all the payroll and withholding taxes of the exercise in cash rather than in common stock that would have to be immediately sold to satisfy the tax liability. This reduces the dilution by at least another 26% (Medicare 1.45% and federal withholding of 25% plus Social Security taxes if applicable).

•	For example, if 100,000 stock options were granted at $30 per share (the fair market value of the common stock on the date of the grant), the full 100,000 shares would have to issued and sold to capture $10 per share appreciation in the common stock to $40 per share. If the same award was a SAR, the number of shares issued would be 25,000 shares and then with the cash settlement on the payroll taxes only 18,500 shares would be issued under Range’s methodology. In this example, the use of SARs reduced the dilution by 81.5%.

•	In fact, if you do the math in our example above, if the common stock moved from $30 to $60 per share, the number of shares of common stock that would be issued would be 50,000 shares (37,000 shares with cash settlement of the payroll taxes). In order for there to be issued 100,000 shares of common stock under a SAR arrangement granted at $30 per share, the common stock would have to appreciate 2 million times to $60 million per share since the appreciation is always paid in appreciated valued common stock.

•	This example begs the question, how can ISS value SARs at the same cost of a stock option and how can ISS count SAR awards as the same number of option awards for the burn rate when the number of SARs issued is always lower than the granted number of SARs?

•	This situation is further aggravated by the ISS methodology that dictates that a Company can not count the number of SARs unused upon exercise as a reduction to the number of SARs granted during the year for the burn rate calculation. In 2006, Range employees exercised 126,509 SAR awards and, with the cash settlement of payroll taxes, Range actually issued 31,436 common shares. This was over a 75% reduction in dilution to the stockholders.

•	I can certainly understand that ISS would want to count all the SARs as full awards when granted, since no one can anticipate the number of actual awards upon exercise. However, never to reconcile back to the actual number of awards issued seems overly conservative. With Range’s cash settlement of payroll taxes, the common stock on the date of grant would have to more than triple before the number of shares issued upon the exercise of the award would equal 50% of the number of the SARs granted. Therefore, ISS’s practice of counting the number of SAR awards one-for-one in determining the burn rate is (i) illogical, (ii) distorts any comparison to any other companies, and (iii) overstates the dilution to the stockholder being reflected in the financial statements.
Details as to Why Range Did Not Pass ISS’s Models
Range did not pass ISS’s Shareholder Value Transfer test due to ISS’s methodology which
•	Values all future awards as if they were full value stock awards although the only awards ever granted under the 2005 Plan have been SARs since 2005. This is a worst case scenario.

•	For the first time, ISS has chosen to include in existing granted awards 501,511 unvested restricted stock awards in the computation, even though the cost of such shares were valued when they were originally granted in prior years. ISS also shows the 501,511 shares added to the current outstanding shares to determine fully diluted shares, which is in error because the shares are already issued and included in the current outstanding shares prior to such addition.

•	The value assigned to the existing granted options and SARs is significantly overstated due to the award value not considering the exercise prices of the awards, thereby valuing the issued awards greater than the future full value awards and the valuing of options and SARs the same . Option and SARs have significantly different costs to the stockholders.

•	The weighted average exercise price of all existing options and SARs as of March 31, 2007 is $15.06 as shown on page 8 of the Proxy. If ISS valued each of those awards at $14.79 in their model, the total value of those awards would be $29.85 per share or $3.53 per share greater than the full value awards. Remember, this number is multiplied by the absolute number of SARs granted even though the number of common shares issued pursuant to SARs is always less than the grant amount.

•	ISS valued the future awards at 200-day average price of $26.32 per share. If the $26.32 amount was used as the fair market value, the number of common shares that would be issued underlying the 3,988,764 SARs outstanding as of March 31, 2007 would be 520,365 shares of common stock. The SEC requires in the beneficial ownership table in the Proxy that only the net amounts issuable under the SARs be included, rather than the absolute number of the SARs, which obviously would be significantly overstated.

Range did not pass ISS’s burn rate calculation due to ISS’s methodology which:
•	Used as common stock outstanding for the calculation the amount of outstanding stock less the amount held in the deferred compensation plan rabbi trust. This excluded 1.9 million shares in 2006, 2.0 million shares in 2005 and 2.2 million shares in 2004. This treatment is inconsistent with ISS’s burn rate calculation in which stock awards are multiplied by 2 in determining the number of awards given during the year. However, when comparing the total number of SARs and stock awards (multiplied by 2) to the number of outstanding shares, ISS has excluded all of the stock awards ever granted. All of Range’s stock awards are made to the deferred compensation plan.

•	Range in 2005 announced that it intended to repurchase shares for stock awards in order to reduce dilution for that year due to the uncertainties of the new accounting rules under FAS 123R. This resulted in no dilution to the stockholders but ISS has counted the 192,500 shares granted in 2005 from treasury stock anyway and then multiplied it by 2.

•	ISS does not allow the number of unused awards under SARs to be used to reduce the number of SAR awards for the current period. ISS counts all the SAR awards on an absolute basis, when in reality the underlying common shares are never issued. On one hand ISS uses a multiplier of 2 for stock awards to denote a greater significance of the stock award grant but does not use a deflator for the use of SARs as compared to options.
IF REASONABLE ACCOMMODATIONS WERE MADE BY ISS FOR THE MATTERS DISCUSSED ABOVE, RANGE WOULD PASS ALL OF ISS’S EXISTING THRESHOLDS.
Conclusion
Range is asking you to vote in favor of Proposal 2 giving us an additional 950,00 shares for the 2005 Equity-Based Compensation Plan, which is the same as the number that was approved last year. It is Range’s practice to request a modest amount of shares each year, which allows the Compensation Committee the ability to structure multi-year, long-term incentive plans for our employees which we believe gives a continuing retention feature to our long-term incentive compensation arrangements for all employees rather than periodic grants. As you know, retention of our team members is a key ingredient for Range’s future success, especially those intensely sought after technical oil and gas professionals. ISS would prefer that Range completely use all of its stockholder approved shares under the plan and then ask the stockholders for more. We do not believe that any prudent management team would jeopardize a long-term equity award program with that approach, especially with the inconsistencies used in recommending institutional investors to support such proposals.
We believe that ISS’s recommendation calculations are not supported factually as to (i) the actual number of shares outstanding, (ii) the elimination of dilution by purchasing in the market shares to be used for restricted stock grants, and (iii) logic that the stock settled SARs should be valued as stock options for the burn rate and the cost analysis since the dilution effect is significantly less than stock options.
Changing our compensation arrangements to meet a mechanical calculation, that in our opinion, has some significant factual flaws does not seem to be the best way to manage our Company or our compensation arrangements. Our compensation arrangements are fully disclosed in the Proxy in great detail. Our compensation practices are fully transparent. Although our stockholders trust us to manage a company that has had top-quartile performance for the last five years, it seems illogical that our Compensation Committee cannot be trusted to administer a long-term compensation program?
Our employees are stockholders of Range also. The Compensation Committee and the Company, working with our employees, have tried each year to stay competitive with the industry in our compensation arrangements while finding new ways to continue to reduce the dilutive effect to all stockholders for any equity awards. We believe those actions should be very apparent to all our stockholders and urge you to vote FOR Proposal 2.
If you have any questions or comments, please do not hesitate to call me at 817.869.4258.
Rodney L. Waller
Senior Vice President,
Chief Compliance Officer
and Corporate Secretary